EXHIBIT 99.6

CADUS CORPORATION

13,144,040 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY

TIME ON [_______], 2014, SUBJECT TO EXTENSION.

To Our Clients:

We are sending this letter to you because we hold shares of CADUS CORPORATION (the “Company”) common stock for you. The Company has commenced an offering of up to an aggregate of 13,144,040 shares of its common stock, par value $0.10 per share (the “Common Stock”), at a subscription price of $[________] per share of Common Stock (the “Subscription Price”), pursuant to the exercise of non-transferable subscription rights (“Subscription Rights”), distributed to all holders of record of shares of the Common Stock as of [_________], 2014. The Subscription Rights are described in the Company's prospectus, dated [________], 2014 (the “Prospectus”) and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

The Company has distributed one Subscription Right for each share of Common Stock outstanding on [__________], 2014. Each Subscription Right entitles the holder to purchase one share of Common Stock at the Subscription Price (the “Basic Subscription Right”). Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights (the “Over-Subscription Right”). Holders are entitled to exercise their Over-Subscription Right only if they exercise their Basic Subscription Right in full.

If you wish to exercise your Over-Subscription Right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all requests for shares pursuant to all Over-Subscription Rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the Basic Subscription Right bears to the total number of shares that all over-subscribing stockholders purchased through the Basic Subscription Right. However, if your pro-rata allocation exceeds the number of shares you requested on your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their Over-Subscription Right. See “The Rights Offering—The Subscription Rights—Over-Subscription Rights” in the Prospectus.

We are (or our nominee is) the holder of record of Common Stock held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Common Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

We have enclosed your copy of the following documents:

1.	Letter to Shareholders from the Company;

2.	Prospectus;

3.	Instructions for Use of Cadus Subscription Certificate; and

4.	Beneficial Owner Election Form.

The Subscription Rights will expire if not exercised by 5:00 p.m., New York City time, on [___________], 2014, subject to extension (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for shares of Common Stock in the rights offering made hereby is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. Exercises of Subscription Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, shareholders may contact the information agent, AST Phoenix Advisors at (800) 581-3783.

99.6-2